UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8
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REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

_______________________________

Georgia	58‑0831862
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

999 Peachtree Street NE, Suite 688 Atlanta, GA 30309
(Address of Principal Executive Offices)(Zip Code)

Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan
(Full title of the plan)

Suraj A. Palakshappa
Senior Vice President, General Counsel, Treasurer & Secretary
999 Peachtree Street NE, Suite 688
Atlanta, Georgia 30309
(Name and address of agent for service)
(404) 659-2424 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Accelerated filer ☐
Non-accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

On June 14, 2022, at the 2022 Annual Meeting of Shareholders of Oxford Industries, Inc. (the “Registrant”), the shareholders of the Registrant approved an amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan (as amended and restated, the “Plan”) to, among other things, increase the number of shares of the Registrant’s common stock par value $1.00 per share (“Common Stock”) available for issuance under the Plan by 500,000 shares. The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to and in accordance with General Instruction E to Form S-8 to register such additional 500,000 shares of Common Stock to be issued to employees of the Registrant and certain subsidiaries and to directors of the Registrant pursuant to the Plan. The contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2004 (File No. 333-121538) (the “2004 Registration Statement”) and September 14, 2009 (File No. 333-161902) (the “2009 Registration Statement” and together with the 2004 Registration Statement, the “Prior Registration Statements”) are incorporated herein by reference, except as the same may be modified by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference in this Registration Statement:

▪the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025 filed on March 31, 2025 (including portions of the Registrant’s Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders, filed with the Commission on May 13, 2025, that are specifically incorporated therein by reference);

▪the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2025 filed on June 12, 2025;

▪the Registrant’s Current Reports on Form 8-K filed on March 27, 2025, April 22, 2025 and June 11, 2025 (other than any portions of such documents not deemed to be filed); and

▪the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, which became effective on July 23, 1960 (File No. 001-04365), together with any amendments or supplements thereto filed with the Commission for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered hereby has been passed upon by Suraj A. Palakshappa, Senior Vice President, General Counsel, Treasurer & Secretary of the Registrant, who, as of June 12, 2025, beneficially owned 14,009 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Georgia.

Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) empowers the Registrant to indemnify a director (including a former director and including a director who is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) against liability incurred in a proceeding if: (1) the director conducted himself or herself in good faith; and (2) the director reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the director had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851, or in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that personal benefit was improperly received by such director, whether or not involving action in such director’s official capacity.

In addition, Section 14-2-856 of the GBCC permits the Registrant’s articles of incorporation, the Registrant’s bylaws, a contract or a resolution approved or ratified by the Registrant’s shareholders to authorize the Registrant to indemnify a director against claims to which the director was a party, including claims by the Registrant or in its right (e.g., shareholder derivative action). However, the Registrant may not indemnify the director for liability to the Registrant or if the director is subjected to injunctive relief in the Registrant’s favor for (i) any misappropriation of a business opportunity belonging to the Registrant, (ii) intentional misconduct or knowing violation of the law, (iii) unlawful distributions or (iv) receipt of an improper benefit.

Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in defending an action to which the director was a party due to his or her status as the Registrant’s director. Section 14-2-854 allows a court, upon application by a director, to order indemnification and/or advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or it determines that indemnification is fair and reasonable even if, among other things, the director has failed to meet the statutory standard of conduct provided under Section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the Registrant or for receipt of an improper benefit.

Section 14-2-857 of the GBCC permits the Registrant to indemnify an officer (including a former officer and including an officer who is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) to the same extent as a director. The Registrant may indemnify an officer who is not a director to a further extent by means of the Registrant’s articles of incorporation, bylaws, board resolutions, or by contract. However, the Registrant may not indemnify an officer for liability arising from conduct involving misappropriation of a business opportunity of the Registrant, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of an improper benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

Section 14-2-858 of the GBCC permits the Registrant to purchase and maintain insurance on behalf of the Registrant’s directors and officers against liability incurred by them in their capacities or arising out of their status as the Registrant’s directors and officers, regardless of whether the Registrant would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

The Bylaws of the Registrant provide, in effect, that, to the fullest extent and under the circumstances permitted by the GBCC, the Registrant will indemnify any and all of its officers and directors. In addition, the Registrant carries director and officer liability insurance on behalf of its officers and directors.

Item 8.	Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit	Description
4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the fiscal quarter ended July 29, 2017).
4.2	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q for the fiscal quarter ended August 3, 2024).
4.3
Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan, effective as of March 21, 2022 (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-K filed on March 28, 2023).

5.1	Opinion of Suraj A. Palakshappa.*
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Suraj A. Palakshappa (included as part of Exhibit 5.1 hereto).*
24	Power of Attorney.*
107	Filing Fee Table.*
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on June 12, 2025.

Oxford Industries, Inc.
By:	/s/ THOMAS C. CHUBB III
Thomas C. Chubb III
Chairman, Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ THOMAS C. CHUBB III
Thomas C. Chubb III	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	June 12, 2025
/s/ K. SCOTT GRASSMYER
K. Scott Grassmyer	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	June 12, 2025
*
Helen Ballard	Director	June 12, 2025
*
Virginia A. Hepner	Director	June 12, 2025
*
John R. Holder	Director	June 12, 2025
*
Stephen S. Lanier	Director	June 12, 2025
*
Dennis M. Love	Director	June 12, 2025
*
Milford W. McGuirt	Director	June 12, 2025
*
Clyde C. Tuggle	Director	June 12, 2025
*
E. Jenner Wood III	Director	June 12, 2025
*
Carol B. Yancey	Director	June 12, 2025

*By
/s/ SURAJ A. PALAKSHAPPA
Suraj A. Palakshappa
as Attorney-in-Fact